Exhibit 10.1

SIXTEENTH AMENDMENT TO
FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
ESSEX PORTFOLIO, L.P.

Dated as of April 7, 2009

This Sixteenth Amendment, dated as of the date shown above (this “Amendment”), is executed by Essex Property Trust, Inc. a Maryland corporation (the “Company”), as the General Partner and as attorney-in-fact for all Limited Partners of Essex Portfolio, L.P., a California limited partnership (the “Partnership”), for the purpose of amending the First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated September 30, 1997 (the “Partnership Agreement”).

RECITALS

WHEREAS, Sections 2 through 7 of this Amendment are solely intended to clarify provisions in (1) Exhibit T of the Partnership Agreement, which exhibit had been added to the Partnership Agreement pursuant to that certain Fourteenth Amendment to First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated as of December 26, 2007, and (2) Exhibit E of the Partnership Agreement, which exhibit had been restated pursuant to that certain Fifteen Amendment to First Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., dated as of February 26, 2008;

WHEREAS, it is necessary and desirable to impose certain restrictions on certain transfers by Limited Partners and the exercise of the redemption and sale rights granted under Article 9 of the Partnership Agreement so that the Partnership may avoid treatment as a “publicly traded partnership;”

WHEREAS, Section 13.7(b)(iv) of the Partnership Agreement allows the General Partner to make any amendment that does not adversely affect the Limited Partners in any material respect; Section 13.7(b)(vi) of the Partnership Agreement allows the General Partner to make any amendment to satisfy any “requirements, conditions or guidelines” of any regulation of any federal agency; and Section 13.7(b)(iii) of the Partnership Agreement allows the General Partner to make amendments setting forth the rights, powers and duties of holders of additional Partnership Units;

WHEREAS, the proposed changes in this Amendment that are set forth in Sections 8 and 9 herein, which relate to Article 9 of the Partnership Agreement and Exhibit I to the Partnership Agreement, respectively, incorporate “safe harbor” provisions for the Partnership to avoid status as a “publicly traded partnership,” the determination of which would cause the Partnership to cease to be qualified as a partnership for Federal income tax purposes; the “safe harbor” provisions prohibit certain transfers by Limited Partners; such “safe harbor” provisions would have been used by the General Partner to determine whether certain transfers by Limited Partners would cause a termination of the Partnership for Federal income tax purposes under existing Section 9.3(vi); and thus the explicit incorporation of the terms of such “safe harbor” provisions into Article 9 does not adversely affect the rights of the Limited Partners;

WHEREAS, in addition to incorporating the “safe harbor” provisions, the proposed changes in Section 8 of this Amendment clarify that the Partnership intends to rely on the “Private Placement Safe Harbor” until the “Private Placement Safe Harbor” becomes inapplicable, at which point (i) the Partnership intends to rely on the other safe harbors and (ii) no transfer by Limited Partners shall be permitted if such transfer does not qualify under one of the other safe harbors; and

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby amend the Partnership Agreement as follows:

1.             Definitions.  Capitalized terms used herein, unless otherwise defined herein, shall have the same meanings as set forth in the Partnership Agreement.

2.             Section 1.1 of the Partnership Agreement is hereby amended to delete the definition of “LTIP Units” in its entirety and the following substituted in lieu thereof:

“LTIP Units” shall mean Partnership Units granted pursuant to that certain long-term compensation program known as the “2007 Outperformance Plan” and which shall have the rights, powers, privileges, restrictions, qualifications and limitations set forth in Exhibit T hereto.

3.             Sections 1(b) and (c) of Exhibit E to the Partnership Agreement are hereby deleted in their entirety and the following substituted in lieu thereof:

“(b)          Net Income and Net Losses for a Fiscal Year shall be allocated to the Partners in a manner such that the Capital Account of each Partner, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Partner pursuant to Section 6.2(a) hereof if the Partnership were dissolved pursuant to Article VIII hereof, its affairs wound up and its assets sold for cash equal to their Gross Asset Values, all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Values of the assets securing such liability) and the net assets of the Partnership were distributed in accordance with Section 6.2(a) to the Partners immediately after making such allocation, minus (ii) such Partner’s share of Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(c)           Notwithstanding anything to the contrary in this Agreement, (i) Net Income derived from operating cash flow of the Partnership shall not be allocated to a holder of LTIP Units, a holder of Series Z Incentive Units or a holder of Series Z-1 Incentive Units, unless and until the Partnership makes a distribution of such cash flow to such holders pursuant to Section 6.2(a) hereof, and (ii) Net Income from disposition gains shall be allocated to a holder of LTIP Units, a holder of Series Z Incentive Units and a holder of Series Z-1 Incentive Units only upon a sale of all or substantially all of the assets of the Partnership (including any hypothetical sale under Treasury Regulations Section 1.704-1(b)(2)(iv)(f) in connection with, but not limited to, the occurrence of the events set forth in Section 3(g) below).  In the case of Section 1(c)(ii) above, Net Income shall be allocated to a holder of LTIP Units, a holder of Series Z Incentive Units or a holder of Series Z-1 Incentive Units such that the Capital Account of such holder shall be equal to (x) the number of Common Units into which the LTIP Units, the Series Z Incentive Units or the Series Z-1 Incentive Units held by such holder could be converted if fully vested, multiplied by (y) the value of such Common Units (it being intended that the Capital Accounts of a holder of LTIP Units, Series Z Incentive Units or Series Z-1 Incentive Units will have a Capital Account equal to the Capital Account applicable to the Common Units into which they could be converted).”

4.             Section 3(g) of Exhibit E to the Partnership Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

“Capital Account Adjustments.  The Capital Accounts of the Partnership shall be adjusted or “booked up” upon the occurrence of the following events to reflect each Partner’s share of the net fair market value of the Partnership’s assets:

(i)             the admission of additional Partners into the Partnership;

(ii)            the award or issuance by the Partnership of additional Series Z-1 Incentive Units or LTIP Units, or Partnership Units granted under other long-term incentive programs;

(iii)           the conversion by a Partner of his or her Series Z Incentive Units, Series Z-1 Incentive Units or LTIP Units into Common Units; and

(iv)          the exchange of a Partner’s Common Units for shares of Common Stock.”

5.             Paragraph B. of Section 2 of Exhibit T to the Partnership Agreement is hereby amended by deleting it in its entirety and the following substituted in lieu thereof:

“B.           Distribution Participation Date.  The “Distribution Participation Date” for each LTIP Unit will be the application Valuation Date, as defined in the Vesting Agreement of each Person granted LTIP Units.”

6.              Section 6.2 of the Partnership Agreement is hereby amended by adding a new paragraph (g) as follows:

(g)           “Limitation on Distributions.  Notwithstanding anything to the contrary in this Agreement, a holder of Series Z Incentive Units, Series Z-1 Incentive Units or LTIP Units shall receive cash distributions only to the extent that there have been allocations of Net Income to such holder pursuant to Exhibit E of this Agreement.”

7.             Section 6.2 of the Partnership Agreement is hereby amended by adding a new paragraph (h) as follows:

(h)           “Notwithstanding anything to the contrary in this Agreement, a holder of LTIP Units may convert all or a portion of his or her Vested LTIP Units into Common Units, a holder of Series Z Incentive Units may convert all or a portion of his or her vested Series Z Incentive Units into Common Units, and a holder of Series Z-1 Incentive Units may convert all or a portion of his or her vested Series Z-1 Incentive Units into Common Units, only to the extent of the balance in such holder’s Capital Account, after giving effect to any adjustments to or “book ups” of such Capital Account pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) in connection with, but not limited to, the occurrence of the events set forth in Section 3(g) of Exhibit E of this Agreement.”

8.             Amendment of Article IX of the Partnership Agreement. Article IX to the Partnership Agreement is amended and restated by replacing such Article IX with Article IX as follows:

“ARTICLE IX

TRANSFER OF PARTNERSHIP INTERESTS

“9.1           General Partner Transfer. The General Partner shall not withdraw from the Partnership and shall not Transfer all or any portion of its interest in the Partnership without the Consent of the Limited Partners, provided that the Consent of the Limited Partners shall not be required if the Limited Partners collectively own less than five percent (5%) of the Partnership Units at the time of such Transfer.  Upon any Transfer of all of the General Partner’s Partnership Interest in accordance with the provisions of this Section 9.1, the transferee General Partner shall become vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Partnership Interest so acquired.  It is a condition to any Transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the transferor General Partner under this Agreement with respect to such transferred Partnership Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor General Partner are assumed by a successor corporation or other Entity by operation of law) shall relieve the transferor General Partner of its obligations under this Agreement without the Consent of the Limited Partners, provided that the Consent of the Limited Partners shall not be required if the Limited Partners collectively own less than five percent (5%) of the Partnership Units at the time of such Transfer.  In the event the General Partner withdraws from the Partnership, in violation of this Agreement or otherwise, or dissolves, terminates or upon the Bankruptcy of the General Partner, a Majority-In-Interest of the Limited Partners may elect to continue the Partnership business by selecting a substitute general partner.

“9.2           Transfers by Limited Partners.  Each Limited Partner shall, subject to the provisions of Section 9.2(b) and Section 9.3 hereof, have the right to Transfer (or convert to Common Stock and thereafter sell such Common Stock) to any Person all or any portion of its Partnership Interest, whether or not in connection with the exercise of such Limited Partner’s Rights.  In addition, the Partners hereby acknowledge and agree that neither the Series Z Incentive Units nor the Series Z-1 Incentive Units shall be Transferred, other than (a) by operation of law to the estate of a Series Z Partner or Series Z-1 Partner, as applicable, or (b) to the Partnership or the General Partner.

“(a)            (i) It is a condition to any Transfer (other than pursuant to Section 9.2(b)(ii) below) permitted under this Section 9.2 that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such transferred Partnership Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation or other Entity by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner, in its sole and absolute discretion.  Upon such Transfer, the transferee shall be deemed to be an Assignee with respect to such Partnership Interest, but shall not become or be admitted to the Partnership as a Substituted Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion for any or no reason.  An Assignee shall be entitled as a result of such Transfer only to receive the economic benefits of the Partnership Interest to which the transferor Limited Partner would otherwise be entitled, along with such transferor Limited Partner’s rights with respect to the Rights (although any transferee of any transferred Partnership Interest shall be subject to any and all ownership limitations contained in the corporate charter of the General Partner as the same may be amended from time to time which may limit or restrict such transferee’s ability to exercise the Rights), and such Assignee shall have no right (a) to participate in the management of the Partnership or to vote on any matter requiring the consent or approval of the Limited Partners, (b) to demand or receive any account of the Partnership’s business, or (c) to inspect the Partnership’s books and records, unless and until such Assignee is admitted to the Partnership as a Substituted Limited Partner.  A transferee of a Partnership Interest may become a Substituted Limited Partner only upon the satisfaction of the following conditions:  (A) filing with the Partnership of a duly executed and acknowledged written instrument of assignment in a form approved by the General Partner specifying the Partnership Interest being assigned and setting forth the intention of the transferor Limited Partner that such transferee succeeds to the assignor’s interest as a Limited Partner; (B) execution and acknowledgment by the transferor Limited Partner and such transferee of any other instruments required in the discretion of the General Partner, including the acceptance and adoption by such transferee of the provisions of this Agreement; (C) obtaining the written consent of the General Partner as provided above; and (D) payment of a transfer fee to the Partnership, sufficient to cover the reasonable expenses of the substitution, if any.  Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor Limited Partner hereunder.

“(ii)            Notwithstanding any provision of this Agreement to the contrary (including, without limitation, Section 4.6 hereof), each Limited Partner shall have the right, without the consent of the General Partner, to pledge or otherwise encumber all or any portion of its Partnership Units, subject to any applicable securities laws, to any recognized financial institution with assets in excess of $100,000,000.  Any such financial institution (or any other purchaser at a foreclosure sale) shall upon foreclosure of any such pledged or encumbered Partnership Units be (A) recognized as an Assignee under this Agreement, (B) deemed to be a Substituted Limited Partner under this Agreement, and (C) deemed to be and have all of the rights, if any, of the pledging Limited Partner for all purposes of any registration rights agreement relating to the pledged or encumbered Partnership Units.  The General Partner shall execute such documents in connection with any such pledges as such financial institution may reasonably require acknowledging the rights of such financial institution hereunder and the obligations of the Partnership and the General Partner hereunder.

“9.3.           Certain Transfers Prohibited.

“(a)            Notwithstanding any other provision of this Agreement, no Transfer of a Limited Partner’s Partnership Interest (including any Transfer of an interest in Partnership gains, losses or distributions) shall be permitted if such Transfer would result in (i) such interests being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code; or (ii) the Partnership being unable to qualify for at least one of the “safe harbors” set forth in Treasury Regulations Section 1.7704-1(e), (f), (g), (h) or (j) (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code) (the “Safe Harbors”).

“(b)           By means of example, the Safe Harbors described in the foregoing include, but are not limited to, the following: (i) “private transfers” including transfers which constitute “block transfers” consisting of a Transfer by a partner and any related persons (within the meaning of Section 267(b) or Section 707(b)(1) of the Code) in one or more transactions during any thirty (30) calendar-day period of Partnership Interests representing in the aggregate more than two percent (2%) of the total interests in the Partnership’s capital or profits (determined without regard to Partnership Interests held by the General Partner and any other person related to the General Partner within the meaning of Section 267(b) or Section 707(b)(1) of the Code); (ii) any Transfer that, when aggregated with all other Transfers of Partnership Interests (other than Transfers described in Treasury Regulations Section 1.7704-1(e), (f) or (g), inclusive of, but not limited to, those Transfers described by items (i) and (iii) of this Section 9.3(b)) within the same taxable year of the Partnership, would constitute a transfer of a percentage of the total interests in the Partnership’s capital or profits (determined without regard to Partnership Interests held by the General Partner and any other person related to the General Partner within the meaning of Section 267(b) or Section 707(b)(1) of the Code) of two percent (2%) or less; (iii) certain Transfers made pursuant to a redemption or repurchase agreement, where (A) such redemption or repurchase is made pursuant to a redemption or repurchase agreement that requires that the redemption or repurchase does not occur until at least sixty (60) calendar days after a partner notifies the Partnership in writing of the partner’s intention to exercise the redemption or repurchase right; (B) either (i) such redemption or repurchase is made pursuant to a redemption or repurchase agreement that requires that the redemption or repurchase price not be established until at least sixty (60) calendar days after receipt of such notification by the partnership or the partner; or (ii) the redemption or repurchase price is established not more than four times during the partnership’s taxable year; and (C) the sum of the percentage interests in Partnership capital or profits (determined without regard to Partnership Interests held by the General Partner and any other person related to the General Partner within the meaning of Section 267(b) or Section 707(b)(1) of the Code) transferred during the taxable year of the Partnership does not exceed ten percent (10%) of the total interests in Partnership capital or profits (determined without regard to Partnership Interests held by the General Partner and any other person related to the General Partner within the meaning of Section 267(b) or Section 707(b)(1) of the Code); and (iv) the “Private Placement Safe Harbor,” which requires (A) the Partnership to have not more than 100 partners at any time during its taxable year and (B) all Partnership Interests to have been issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933.

“(c)           The General Partner is authorized to take all steps reasonably necessary or appropriate to prevent any trading of interests or any recognition by the Partnership of Transfers made on such markets and, except as otherwise provided herein, to insure that at least one of the Safe Harbors is met; provided, however, that the foregoing shall not authorize the General Partner to limit or restrict in any manner the right of any holder of a Partnership Interest to exercise its rights in accordance with the terms of Article XI and Exhibit I unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a “publicly traded partnership” and, by reason thereof, taxable as a corporation.

“The General Partner may establish such policies and procedures as it may deem necessary or desirable in its sole discretion to administer the limitations set forth above. Solely for purposes of this Section, the term “Transfer” shall not include (except as provided in the following clause) the mere pledge, hypothecation or grant of a security interest in a Partnership Interest, but shall include any transfer of a Partnership Interest within the meaning of Treasury Regulations Section 1.7704-1(a)(3) (other than transfers that have not been recognized by the Partnership).

“(d)           For the avoidance of doubt, the Partnership will rely on the Private Placement Safe Harbor described in Section 9.3(b)(iv) and set forth in Treasury Regulations Section 1.7704-1(h) until the Partnership can no longer avail itself of the Private Placement Safe Harbor as currently in force or as amended by the IRS.  The Partnership will not rely on any of the other Safe Harbors until and unless it can no longer rely on the Private Placement Safe Harbor.  If and when the Private Placement Safe Harbor becomes inapplicable, the Partnership intends to rely on the other Safe Harbors, including but not limited to those Safe Harbors provided in Section 9.3(b)(i) through (iii), in order to avoid being treated as a “publicly traded partnership,” and no Transfer of a Limited Partner’s Partnership Interest shall be permitted if such Transfer does not qualify for one of these Safe Harbors.

“(e)           The restrictions set forth in this Section 9.3 shall continue in effect until such time as the Partnership is no longer potentially subject to classification as a publicly traded partnership, as defined in Section 7704 of the Code, or in the absence of applicable regulations, as determined by the General Partner in its discretion. The restrictions set forth in this Section 9.3, together with the Additional Restrictions on Transfer set forth in Section 9.4, are intended to limit transfers of interests in the Partnership in such a manner as to permit the Partnership to qualify for the Safe Harbors from treatment as a publicly traded partnership set forth in Treasury Regulations Sections 1.7704-1. The General Partner may modify the restrictions set forth in this Section 9.3, and the provisions of Section 9.4, from time to time in its discretion to ensure that the Partnership complies and continues to comply with such requirements.

“9.4           Additional Restrictions on Transfer. In addition to any other restrictions on Transfer herein contained, in no event may any Transfer of a Partnership Interest by any Partner be made and in no event shall Additional Units be issued (i) to any Person that lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of any provision of any mortgage or trust deed (or the note or bond secured thereby) constituting a Lien against a Property or any part thereof, or other instrument, document or agreement to which the Partnership, EWIP or any other Investment Entity, the Property Manager, the Pathways Common Tenancy, or any Washington Partnership is a party or otherwise bound; (iii) in violation of applicable law, including, without limitation, any applicable state securities “Blue Sky” law (including investment suitability standards); (iv) of any component portion of a Partnership Interest, such as the Capital Account, or rights to Available Cash, separate and apart from all other components of a Partnership Interest; (v) in the event such transfer would cause the General Partner to cease to comply with the REIT Requirements or result in a violation of Section 7.12 hereof; (vi) if such transfer would cause a termination of the Partnership for Federal income tax purposes; (vii) if such transfer would, in the opinion of counsel to the Partnership, cause the Partnership to cease to be classified as a partnership for Federal income tax purposes; (viii) if such transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title 1 of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code); (ix) if such transfer would, in the opinion of counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101; (x) if such transfer may not be effected without registration of such Partnership Interest under the Securities Act; (xi) if such transfer would violate any provision of the General Partner’s Articles of Incorporation, as such may be amended from time to time; or (xii) to a lender to the Partnership or any Person who is related (within the meaning of Section 1.7542-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a “nonrecourse liability” (within the meaning of Section 1.752-1(a)(2) of the Regulations) without the consent of the General Partner, in its sole and absolute discretion, unless the Partnership’s basis for tax purposes would not be reduced as a result of such Transfer.”

9.             Amendment of Exhibit I. Section 7 of Exhibit I to the Partnership Agreement is hereby deleted in its entirety and the following is hereby substituted in the place thereof:

“7.           Closing; Delivery of Election Notice.

“(a)           If the transfers effectuated pursuant to the exercise of Conversion Rights or Sale Rights qualify under one of the Safe Harbors set forth in Treasury Regulations Section 1.7704-1, other than the Safe Harbor described in Section 9.3(b)(iii), the closing of the acquisition of Offered Interests shall, unless otherwise mutually agreed, be held at the principal offices of the General Partner, on the following date(s):

“(i)           With respect to the exercise of Conversion Rights, the closing shall occur on the date agreed to by the General Partner and the Exercising Partners, which date shall in no event be more than the later of (A) ten (10) days after the date of the Conversion Component Exercise Notice and (B) the expiration or termination of the waiting period applicable to each Exercising Partner, if any, under the Hart-Scott Act; and

“(ii)           With respect to the exercise of Sale Rights, the General Partner shall, within thirty (30) days after receipt by the General Partner of any Sale Component Exercise Notice which Notice does not violate the provisions of Paragraph 3 hereof, deliver to the Exercising Partners an Election Notice, which Election Notice shall set forth the computation of the Cash Amount and shall specify the form of the consideration (which shall be in accordance with Paragraph 6 hereof) to be paid by the General Partner to such Exercising Partners and the date, time and location for completion of the purchase and sale of the Offered Units, which date shall, to the extent required, in no event be more than (A) ten (10) days after delivery by the General Partner of the Election Notice for Offered Units with respect to which the General Partner has elected to pay the consideration by issuance of shares of its Common Stock or (B) sixty (60) days after the initial date of receipt by the General Partner of the Sale Component Rights Notice for Offered Units with respect to which the General Partner has elected to pay the Cash Amount; provided, however, that such sixty (60) day period may be extended for an additional period to the extent required for the General Partner to cause additional shares of its Common Stock to be issued to provide financing to be used to acquire the Offered Units.  Notwithstanding the foregoing, in the event the completion date is extended, the General Partner agrees to use its best efforts to cause the closing of the acquisition of Offered Units hereunder to occur as quickly as possible.

“(b)          If the transfers effectuated pursuant to the exercise of Conversion Rights or Sale Rights only qualify under the Safe Harbor described in Section 9.3(b)(iii), which Section covers the Safe Harbor set forth in Treasury Regulations Section 1.7704-1(f) or its successor provision, the closing of the acquisition of Offered Interests shall, unless otherwise mutually agreed, be held at the principal offices of the General Partner, on the following date(s):

“(i)           With respect to the exercise of Conversion Rights, the closing shall occur on the date agreed to by the General Partner and the Exercising Partners, which date shall in no event be more than the ten (10) days after the later of (A) sixty (60) days after the date of the Conversion Component Exercise Notice and (B) the expiration or termination of the waiting period applicable to each Exercising Partner, if any, under the Hart-Scott Act; and

“(ii)           With respect to the exercise of Sale Rights, the General Partner shall, within thirty (30) days after receipt by the General Partner of any Sale Component Exercise Notice which Notice does not violate the provisions of Paragraph 3 hereof, deliver to the Exercising Partners an Election Notice, which Election Notice shall set forth the computation of the Cash Amount and shall specify the form of the consideration (which shall be in accordance with Paragraph 6 hereof) to be paid by the General Partner to such Exercising Partners and the date, time and location for completion of the purchase and sale of the Offered Units, which completion date shall in no event be less than sixty (60) days and no more than seventy (70) days after the initial receipt date by the General Partner of the Sale Component Exercise Notice, provided, however, that if the General Partner has elected to pay the Cash Amount for all or a portion of the Offered Units, then such completion date may be extended to the extent required for the General Partner to cause additional shares of its Common Stock to be issued to provide financing to be used to acquire the Offered Units. Notwithstanding the foregoing, in the event the completion date is extended, the General Partner agrees to use its best efforts to cause the closing of the acquisition of Offered Units hereunder to occur as quickly as possible.

“(c)           To the extent that the acquisition of Offered Interests pursuant to Section 7(b) of Exhibit I involves a cash payment, then, notwithstanding any other provision of the Partnership Agreement, such cash payment shall be based on either, in the General Partner’s sole discretion, (A) calculating the Cash Amount by using the Closing Price as of the closing of the acquisition of the Offered Interest, or (B) calculating the Cash Amount by using a redemption or repurchase price established not more than four times during the Partnership’s taxable year.”

10.           Continuing Effect of Partnership Agreement.  Except as modified herein, the Partnership Agreement is hereby ratified and confirmed in its entirety and shall remain and continue in full force and effect, provided, however, that to the extent there shall be a conflict between the provisions of the Partnership Agreement and this Amendment, the provisions in this Amendment will prevail. All references in any document to the Partnership Agreement shall mean the Partnership Agreement, as amended hereby.

11.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.  Facsimile signatures shall be deemed effective execution of this Amendment and may be relied upon as such by the other party.  In the event facsimile signatures are delivered, originals of such signatures shall be delivered to the other party within three (3) business days after execution.

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IN WITNESS WHEREOF, this Amendment to the Partnership Agreement is hereby entered into among the undersigned Partners as of the date first written above.

GENERAL PARTNER:

ESSEX PROPERTY TRUST, INC.,
a Maryland corporation as General Partner
of Essex Portfolio, L.P. and on behalf of the
existing Limited Partners

By:	/s/ Michael T. Dance
Name:	Michael T. Dance
Title:	Executive Vice President and
Chief Financial Officer